EXHIBIT 99.2

Transcript of Scientific-Atlanta, Inc. Earnings Conference Call held on January 19, 2006

Operator

Good afternoon, ladies and gentlemen. And welcome to the Scientific-Atlanta second quarter earnings release conference call. At this time, all participants have been placed on a listen only mode, and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey – Scientific-Atlanta, Inc. – Vice President, Investor Relations

Good afternoon, everyone.

On today’s call, we will hear prepared comments from:

•	Jim McDonald; Chairman, President, and CEO;

•	Wally Haislip; Senior Vice-President, Finance and Operations;

•	Michael Harney, Senior Vice-President and President of our Subscriber Networks business; and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business.

Following their prepared remarks, Jim, Wally, Michael and Dwight — along with our CFO, Julian Eidson, and Executive Vice-President, Allen Ecker — will be available to answer your questions.

Before we begin our call, I will read the required cautionary statements:

The financial results discussed on this conference call and described in the press release are unaudited.

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements and risk factors is available to you in our most recently filed Form 10-Q for the fiscal quarter ending September 30, 2005.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, January 19, 2006. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to provide a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at scientificatlanta.com/investors promptly following this conference call.

Throughout this conference call, we will be referencing financial results stated in conformance with generally accepted accounting principles (GAAP) and non-GAAP (or pro forma) financial results. Please note that we have provided complete GAAP reconciliation information on the Investor Relations page on our website. In addition, we have provided information relating to both our GAAP financial results and our non-GAAP (or pro forma)

financial results, along with the reconciliation table between our GAAP and non-GAAP (or pro forma) financial statements, in our press release.

Jim?

James McDonald – Scientific-Atlanta, Inc. – Chairman, President and Chief Executive Officer

Good evening and thank you for joining us.

Scientific-Atlanta continued to perform well in our second quarter, with bookings up 16 percent from last year and sales up 12 percent. On a year-to-date basis, bookings increased 16 percent, and sales increased 10 percent compared with the first half of last year.

Since our last earnings conference call, we announced an agreement to be acquired by Cisco Systems, Inc. In late December, we filed a proxy with the SEC, which has been distributed to our shareholders, and we have set February 2, 2006 as the date of the special meeting of shareholders. The waiting period for United States antitrust review has been terminated; the acquisition remains subject to regulatory approval in various foreign jurisdictions. We continue to expect that we will close the transaction by the end of the first quarter of calendar year 2006.

As a result of these circumstances, we will limit our comments tonight to the results of this quarter just ended. To begin, Wally will review the financial results.

Wally Haislip – Scientific-Atlanta – Senior Vice President, Finance & Operations

Thanks, Jim.

Tonight, we’re pleased to announce the results of another good quarter. Sales of $495 million were 12 percent higher than last year’s second quarter. Net income for the second quarter was $53 million, or $0.34 per share, compared with $59 million, or $0.38 per share, in last year’s second quarter, and compared with $61 million, or $0.39 per share, last quarter.

Non-GAAP (or pro forma) net income for the second quarter of fiscal year 2006 was $68 million, or $0.44 per share, compared with $59 million, or $0.38 per share, in last year’s second quarter, and compared with net income of $68 million, or $0.44 per share, last quarter. A reconciliation between net income and non-GAAP (or pro forma) net income is provided in a table available with the press release and on the “Investor Relations” tab of our website.

The difference between the GAAP and non-GAAP (or pro forma) results for the second quarter of fiscal year 2006 is related primarily to three factors. First were pre-tax expenses of approximately $7 million related to the pending acquisition by Cisco. Second was a pre-tax write-down of approximately $4 million related to an equity investment. In addition, we incurred approximately $10 million of pre-tax stock option expense in the quarter just ended, approximately equal to the amount in the preceding quarter. Note that stock option compensation was not recorded as an expense prior to fiscal year 2006.

We have chosen to report both GAAP and non-GAAP (or pro forma) results this quarter to help investors better understand our operating results. Please note that non-GAAP (or pro forma) measures are not in accordance with, or alternatives for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that this presentation of non-GAAP results is useful information for management and investors regarding certain additional financial and business trends related to our financial condition and results of operations. We believe that when net income and net income per share are viewed in conjunction with non-GAAP (or pro forma) net income and non-GAAP (or pro forma) net income per share, investors are provided with a more meaningful understanding of our ongoing operating performance.

In the second quarter, we received $549 million in bookings, an increase of 16 percent from last year and an increase of 20 percent from last quarter. Year-to-date bookings also were 16 percent higher than the comparable period last year. Backlog of $487 million increased three percent from last year and 13 percent sequentially. The backlog contains orders for approximately 1.1 million Explorer® digital set-tops.

In the second quarter, subscriber product [bookings] were $432 million, up 21 percent from last year’s second quarter and up 34 percent from last quarter. Second quarter transmission product bookings were $118 million, up slightly from last year but down 13 percent sequentially.

International bookings of $138 million in the second quarter increased 8 percent from last year. Bookings were higher in all regions except Canada. Latin America was particularly strong, with bookings nearly doubling from last year. Year-to-date international bookings of $274 million were 36 percent higher than last year.

Second quarter sales of $495 million increased 12 percent from last year and increased slightly from last quarter. Fiscal year 2006 year-to-date sales of $985 million were 10 percent higher than last year.

Second quarter sales of subscriber products were $373 million, up 14 percent from last year’s second quarter and three percent sequentially.

The year-to-year increase in sales of subscriber products was due to higher volumes of Explorer digital set-tops and WebSTAR™ cable modems and a continued mix shift toward higher-end set-top and modem products. Selling prices for almost all set-top models continued to decline in the quarter. In the second quarter, we sold one million one hundred fifty two thousand (1.152 million) set-tops. In addition, we sold 981 thousand WebSTAR cable modems, a record for any quarter.

Sales of transmission products were $122 million, up seven percent from last year but down five percent sequentially.

International sales were $145 million, an increase of 25 percent from last year. Sales increased in every region. Year-to-date international sales of $279 million were 30 percent higher than last year.

Gross margin in the second quarter was 36.1 percent of sales, down one percentage point from last year. This decline related primarily to three factors: less favorable product mix, expenses related to a cable modem product issue that was resolved during the quarter just ended and the expensing of stock options.

Compared to last quarter, gross margin declined 1.4 percentage points. The decline was related to the cable modem issue discussed previously and the non-recurrence of two positive items cited last quarter: lower royalty and warranty costs for DVR products and the receipt of an insurance payment related to inventory losses.

On a non-GAAP (or pro forma) basis, gross margin was 36.6 percent of sales. The difference between gross margin and non-GAAP (or pro forma) gross margin was related primarily to the expensing of stock options.

Operating expenses were $105 million in the second quarter. Research and development (R&D) expenses were $40 million, an increase of $2 million from last year, related primarily to the expensing of stock options. R&D spending decreased $4 million from last quarter, due to an increase in software capitalization and the accounting for vacation and fringe benefits, which often contributes to a decline in expense at the end of the calendar year. SG&A expenses were $64 million, an increase of $16 million from last year, resulting primarily from the expensing of stock options and the expenses related to the pending acquisition by Cisco.

Included in operating expenses were pre-tax charges of $7 million for acquisition-related expenses and $8 million of stock option compensation. Non-GAAP (or pro forma) operating expenses were $90 million.

Operating margin was 15.0 percent of sales. The non-GAAP operating margin, which excludes the expenses discussed previously, was 18.5 percent of sales, an increase of 90 basis points from last year but a decrease of 30 basis points from last quarter.

Net income for the second quarter was $53 million, or $0.34 per share, compared with $59 million, or $0.38 per share, in last year’s second quarter, and compared with $61 million, or $0.39 per share, last quarter. In the quarter just ended, stock option expense reduced net earnings by $0.04 per share. Stock option compensation was not reported as an expense last year.

Non-GAAP (or pro forma) net income for the second quarter of fiscal year 2006 was $68 million, or $0.44 per share, compared with $59 million, or $0.38 per share, in last year’s second quarter, and compared with $68 million, or $0.44 per share, last quarter.

Year-to date net income of $114 million was approximately equal to last year’s results. On a non-GAAP (or pro forma) basis, year-to-date net income of $136 million increased 18 percent from last year.

The effective tax rate for the second quarter was 36 percent. Certain acquisition expenses incurred in the quarter were not tax deductible, which contributed to the increase in the tax rate compared with last quarter.

Our balance sheet remains very strong. Cash and short-term investments increased by $100 million in the quarter to $1.649 billion. Cash provided by operating activities was $94 million. In the quarter, both accounts receivable and inventories decreased slightly.

Next, Michael will cover highlights of the quarter for subscriber products. Michael?

Michael Harney – Scientific-Atlanta, Inc. – Senior Vice President; President, Subscriber Networks

Thanks, Wally. We had another excellent quarter, with strong set-top unit shipments and record modem unit shipments.

Digital video recorder shipments set a new record of 556 thousand units this quarter, increasing 24 percent from last year’s second quarter and 20 percent sequentially. Two hundred and sixty thousand digital video recorders, or a little under half of the total, were high-definition units. Shipments of all high-definition set-tops, including DVR and non-DVR models, were 386 thousand units, an increase of 27 percent from last year and 7 percent sequentially.

We are pleased with the progress of the Telewest program to deliver new services with our digital video recorder. We have delivered several thousand units to the customer in support of their commercial trial, which began in December.

Cable modem sales in the second quarter were strong. We sold a record 981 thousand modems, an increase of 113 percent from last year and an increase of two percent sequentially. Forty percent of unit shipments, or 391 thousand, were voice modems. Voice modem shipments increased by 234 percent from last year but declined 8 percent sequentially. The decline was related to a product issue that was resolved during the quarter, as Wally discussed earlier. More than two-thirds of the voice modems were shipped to customers outside the United States.

The Consumer Electronics Show has become an important trade show for Scientific-Atlanta. At this year’s show, held earlier this month, we highlighted our IP suite of products, including set-tops, data modems and voice modems. Our MCP-100™ digital video recorder with built-in DVD recorder and player was awarded the CES “Best of Innovations Award” in the video components category. In addition, our new DPC2223™ voice modem, which will enable consumers to use cordless handsets in their home to access Voice over IP (VoIP) service, was named an Innovations 2006 Design and Engineering Honoree.

Now, I’d like to turn it over to Dwight. Dwight?

Dwight Duke – Scientific-Atlanta, Inc. – Senior Vice President; President, Transmission Network Systems

Thanks, Michael.

Our transmission business had another good quarter. The book-to-bill ratio for our business was slightly less than 1.0, due to the lumpiness of orders and year-end budget constraints that limited bookings from certain service providers in North America. We do not expect that the budget constraints will continue in the new year. On a year-to-date basis, the book-to-bill ratio for the transmission business was equal to 1.0.

Our transmission business continues to focus on three key growth markets: bandwidth management for cable operators, telephone company architectures and international expansion. In support of our efforts in these markets, we are investing in five core technologies: encoding, multiplexing, switched digital video, optics and HFC (hybrid fiber coax) access. As we work with broadcasters and service providers around the world, we continue to believe that we are well-positioned to address the opportunities ahead of us.

Back to you, Jim.

James McDonald – Scientific-Atlanta, Inc. – Chairman, President and Chief Executive Officer

Thanks, Dwight, and thanks to the entire Scientific-Atlanta team for delivering another good quarter. Our financial results demonstrate that we have been able to grow at double-digit rates while maintaining strong profitability.

Scientific-Atlanta has been a very successful company throughout its 55-year history. Over that time, the company made substantial contributions in radio frequency instrumentation, satellite communications, defense and cable television. We participated in world-changing events, including the manned space program in the 1960s and the satellite delivery of the first live cable television event in 1975.

In the twelve and a half years I have been at Scientific-Atlanta, we increasingly concentrated our efforts in the areas of entertainment, information and communications. In a short time period, we have helped drive tremendous change – from the availability of 40 or 50 channels of analog television to all-digital systems with hundreds of broadcast channels, on-demand services, digital video recording and home networking. Clearly, the consumer has benefited.

Over that period of time, we took advantage of technological changes in optics and digital video to introduce innovative products that allowed our customers to upgrade their systems, move optics much deeper into their networks and implement two-way communications in systems that formerly supported only broadcast services. The capacity and versatility of these networks enabled our customers to provide new services and to grow at double-digit rates. Our customers, too, have benefited over this period of time.

Our employees have shared in the company’s success. As the company has grown, the number of positions has grown as well. Our leadership in a variety of technologies and our worldwide presence have made Scientific-Atlanta a stimulating and rewarding environment for our employees.

Our shareholders are direct beneficiaries of the growth of the company. In recent years, we’ve generated more than $300 million of cash from operations each year. In the past twelve and a half years, our stock has risen from a split-adjusted price in the range of $8 per share to $43, an increase of more than 400 percent, and a compound annual growth rate of 15 percent. As a result, our shareholders have benefited, as well.

In the future, we expect the rate of change in the markets we serve will accelerate. We expect a variety of interrelated changes: technology advances will make new products available; our customers’ markets will continue to converge; and bundling of video, high-speed data, voice and mobility will become increasingly important to our customers. This dynamic environment generates a tremendous amount of potential for us. However, we need greater scope and resources to capture the opportunities in these expanding markets.

We are enthusiastic about our future as part of Cisco. The combined strengths and resources of the two companies will position us to address more quickly the growing number of opportunities in the markets we serve around the world and enable us to create new products and services that might not have existed otherwise. We believe that all of our stakeholders – our customers, our shareholders, our employees, our partners and the communities in which we live and operate – are best served by this combination.

Thank you for your support of Scientific-Atlanta.

And now we will be pleased to take any questions.

Operator

Thank you, ladies and gentlemen. The floor is now open for questions. If you have any questions or comments, please press the number one followed by four on your touch-tone phone at this time. Pressing one-four a second time will remove you from queue should your question be answered. Lastly, we do ask that while posing your question, that you please pick up your handset if you are listening on a speaker-phone for optimum sound quality. Please hold while we poll for questions. First question is coming from Nikos Theodosopoulos.

Nikos Theodosopoulos—UBS Warburg—Analyst

I had just a couple of quick questions. Can you give a little color on the blended ASP trend in the set-top business sequentially? Clearly, it looks like it was down. Can you give us a sense of what it was? And, can you give us an update on SBC? In the last couple of quarters, you talked about bookings or incremental revenues on that major project. Thank you.

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

Wally, why don’t you answer that?

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

Okay, your first question from a blended ASP for set-tops. I think that the blend actually saw the average rate rise slightly from last quarter. That comes from the fact that this quarter, we take DVRs from the mid 400s to the mid 500s. Certainly, that helps the average selling price increase and offsets declines in selling prices in each of the individual elements. Nikos, could you ask the second question again?

Nikos Theodosopoulos—UBS Warburg—Analyst

An update on the SBC revenue bookings. You have been giving some incremental information on these conference calls on that contract.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

The incremental SBC sales for the quarter — or the SBC sales for the quarter were approximately $14 million. Bookings are lumpy. And as a result of that, bookings declined during the quarter actually were less than $5 million for the quarter. Obviously, the bookings come in bunches. In this particular quarter, we did not have a significant number of bookings. But we do have a fairly large backlog of work with regard to SBC still in the backlog.

Operator

Ehud Gelblum.

Ian Kahn (for Ehud)—J.P. Morgan—Analyst

Hi, this is Ian Kahn with J.P. Morgan. I was just wondering about the Time Warner order that you highlighted on last quarter’s call. I think it was 125 million worth of incremental boxes for calendar ‘06. I was wondering where we see that in the bookings. Can you help us try to normalize the bookings trend if you look at kind of the run rate of the business?

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

I will take that. This is Wally. Yes, we did announce that there was a significant booking from Time Warner at the beginning of the quarter. But in the $100 to $125 million rate, that is not an unusual booking for a customer that is generally either number one or number two for us. So it was a very good contributor to the $550 million worth of bookings, but it was consistent with the ongoing amount of business that we do and in the range of the ongoing amount of business that we do with Time Warner.

Ian Kahn—J.P. Morgan—Analyst

My understanding from last call was that most orders are for 6 months, and this was a little longer term that was unusually large.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

No, we announced the deal, but we only booked through the March quarter. So we do not book beyond that 6-month timeframe. So that $125 million that we talked about was the bookable amount associated with that deal for orders through the end of March of 2006.

Operator

Jason Ader

Jason Ader—Thomas Weisel Partners—Analyst

Thomas Weisel Partners. I just wanted to start off by saying I’m going to miss these calls. Because I think you guys have always done a very good job, providing us with information to help us with numbers. Yes, it will be missed. So thanks for the last several years.

The questions — I have a few questions. First, just on the voice modems, how big an impact — Michael or Wally, how big an impact did the product issue have? In other words, what do you think the results would have been roughly? Was it 100,000 units, 50,000 units, what kind of impact do you think it had?

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

Well, I’m not going to say how big of an impact it had from a unit point of view. But I will point out two things associated with that. We made — there are two impacts. First, we indicated there was a product issue and we indicated there were some margin erosion versus last quarter and last year associated with that. The method in which we handled that product issue with the customers actually resulted from an accounting point of view, it being recorded as a reduction of sales. So it actually reduced the sales of cable modem due to the expenditure that was actually recorded to resolve the problem.

In addition, for a fairly good period of the quarter, we were unable to shift that product especially here in the United States until we resolved that issue. It did have an impact. I will not quantify that impact exactly, but it did have an impact on the amount of modems that we — we generally have seen VoIP modems going up each and every quarter. The decline — the fact that we did have a decline certainly was caused by the fact that we were unable to ship that VoIP unit, especially here in the United States for a portion of the quarter.

Jason Ader—Thomas Weisel Partners—Analyst

So what was — can you elaborate on the product issue?

Michael Harney—Scientific-Atlanta—SVP, President, Subscriber Networks Business

Yes, this is Michael, Jason. The EMTA, the voice modem, you have several interfaces. You have power, you have cable and you also have the RJ11 jacks. What we experienced — and actually the percentage of units was small — but we experienced lightning working its way into the RJ11 jack and actually disabling, damaging those RJ11 jacks. If it was a random failure; we probably wouldn’t have had to address it. But because it is directly correlated to lightning and lightning seasons come around every year, it’s tradition in the cable industry to go ahead and deal with that. So what we did in a handful of sites is essentially implement a plan to swap the units out before the next lightning season.

Jason Ader—Thomas Weisel Partners—Analyst

Got you, and then —

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

Certain areas are more vulnerable because of grounding and the high intensity of lightning in the certain areas. So it was location specific.

Jason Ader—Thomas Weisel Partners—Analyst

Got you. You know there has been some talk in the industry about some inventory builds among the cable operators both in the US and abroad just as they built product ahead of launches and so forth. It sounds like you guys you may have been — you were down a little bit. But if not for this product issue, you may have actually been flat to up for your voice modems. So, to what extent — maybe Jim you could comment on this — are you seeing any possible inventory? What is the risk there could be some inventory build for VoIP?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

We don’t have direct visibility into the customers’ inventory. But if you think of the process at which you roll out a city to do something like this is you have got to get it stocked in the trucks and you got to get it stocked in a lot of other places. As people go through a rollout, there is a natural build-out in these cities because you have to stock the pipeline. You don’t want to start marketing the service and not be able to install it. But we don’t have direct visibility, but I’m not specifically aware of any inventory issues that our customers are sitting on.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

We believe that — I didn’t quantify it — but we certainly believe that absent this problem, that VoIP shipments would have been up for the quarter.

Jason Ader—Thomas Weisel Partners—Analyst

Let me ask my last two ones here. The first is on the Digital Content Manager. You had talked about that product shipping by the end of the calendar year. Did it in fact ship and what kind of traction are you seeing?

Dwight Duke—Scientific-Atlanta—SVP, President, Transmission Networks Systems Business

This is Dwight, Jason. We did ship a few at the end of the calendar year. [Note: Revenue from these shipments was deferred.] We expect a lot more traction going forward with the first application being actually transrating and improving digital video quality over a video transport stream and then leading into digital program switching after that.

Jason Ader—Thomas Weisel Partners—Analyst

You had talked about Time Warner placing an order for that product, correct?

Dwight Duke—Scientific-Atlanta—SVP, President, Transmission Networks Systems Business

I’m not sure. There were a couple customers that placed some orders. We shipped a few at the end of the quarter. [Note: Revenue from these shipments was deferred.] I don’t know specifically, but there were a few customers that placed orders.

Jason Ader—Thomas Weisel Partners—Analyst

When do you think you’ll have your switched video product for the DCM ready?

Dwight Duke—Scientific-Atlanta—SVP, President, Transmission Networks Systems Business

Where we are right now is we are in customer lab — we are in three customer labs with that product as we speak.

Jason Ader—Thomas Weisel Partners—Analyst

Okay, so what kind of timeframe you think before it is ready?

Dwight Duke—Scientific-Atlanta—SVP, President, Transmission Networks Systems Business

We’ll have to work that out with the customers. But we’re pretty optimistic we can roll that out in our customers’ timeframes, which would probably hopefully start depending on each customer. But towards the spring and summer, we will be willing to work with our customers on that. We are working with them now.

Jason Ader—Thomas Weisel Partners—Analyst

Then last question is on the multi-room DVRs and the new DVD burner product. Wally, maybe you can comment on any numbers there either units or bookings orders. Obviously, those are products that could potentially kind of swing the ASP up or at least create some upward pressure on ASPs.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

We are shipping some multi-room units, but those units as we have indicated in previous quarters are less than 10,000 a quarter. With regard to the DVD burner, that product has not started shipment yet.

Jason Ader—Thomas Weisel Partners—Analyst

That is supposed to ship this quarter?

Michael Harney—Scientific-Atlanta—SVP, President, Subscriber Networks Business

This is Michael. I think in limited quantities, we are in the position to take it to the field with our SARA platform, which you are familiar with. So we have customers, who are trying to coordinate the launch of that product with their own guide activities. So we are going to be slow to go for a while.

Jason Ader—Thomas Weisel Partners—Analyst

Last question, did Bob’s son working at Cisco have anything to do with this acquisition?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

No.

Operator

April Horace.

April Horace—Hoefer & Arnett—Analyst

Hoefer & Arnett. Once again, congratulations on the Cisco acquisition. I too will also miss the bantering and speculation over how many DVRs you guys ship every quarter. A couple questions — you had a good quarter for shipments on DVRs. Could you give any color as to how much that was attributable to the Christmas selling season because of HD television sets versus more of a rebound from Q3? Then, I have a couple of other follow-ups.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

I believe — this is Wally — it is our belief that DVR shipments as we indicated last quarter that DVR shipments were down a little bit. And that it was our belief there was some degree of the impact of the summer time issues associated with that. So we had an expectation that it would return. We see impacts associated with the Christmas season, especially associated with HD television sales primarily in our January through April timeframe and not necessarily prior to Christmas, as people obviously buy them in the late fourth-quarter timeframe. Then, that creates a demand as you head into the Super Bowl season. Now, we will head into Winter Olympics and then March Madness and then the Masters as we enter into April. That is our largest period of having an impact related to the Christmas season.

April Horace—Hoefer & Arnett—Analyst

How many DVRs were in your backlog this quarter?

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

We have approximately about 560,000 DVRs in our backlog at the end of the quarter.

April Horace—Hoefer & Arnett—Analyst

At CES, there was a lot of mobile video devices being introduced as well as the satellite guys introducing new portable DVR units that may be sold at the retail level. Is that an area that you guys would consider expanding into?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

I think one of the things to think about is if you think of Cisco’s areas of high skill, they are obviously in voice, high-speed data and mobility. Obviously, our areas are in video concentration and systems integration. So when you look at the combined synergies of this thing, it will allow us to go to market with almost a complete product line across all of these services.

April Horace—Hoefer & Arnett—Analyst

Then lastly, can you give us an update on JCOM as well as what your 10% customers were?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

10% customers I think were Time Warner and Cablevision again as usual. We continue to work with the customer in Japan relative to getting the product accepted.

April Horace—Hoefer & Arnett—Analyst

Any timeframes?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

We probably do not want to forecast the timing.

April Horace—Hoefer & Arnett—Analyst

Okay, once again, thanks. Congratulations on a good quarter and nice backlog.

Operator

Mark Sue.

Jennifer Tennenbaum—RBC Capital Markets—Analyst

Yes, this is Jennifer Tennenbaum for Mark Sue, RBC Capital Markets. I am just wondering if you could comment on the equity AT&T deal, whether this is — the 14 million you said in revenues is below expectations or above expectations and how that is ramping and how you see that playing out. If you can just comment on the overall IPTV set-top box market in general, how you see that playing out? Also, if you could just give us some more color on when the acquisition with Cisco will close, whether that will be maybe the end of February or the end of March and maybe a tighter timeframe?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

Well, let me start with the last question; we’ll work them back to the other ones. If you look at the process that I described in my comments, we basically have filed our proxy. The shareholders’ meeting is scheduled for February 2nd. We have received early termination from the US government. If you look Cisco has filed with the EU, and that is on the EU webpage. They have a mandatory schedule in there of 25 working days, which would put this 25 working days in that file, and I think we would put it in February 22. Assuming that we have no issues in that area, we would close shortly after that.

Jennifer Tennenbaum—RBC Capital Markets—Analyst

And then (multiple speakers) —

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

Relative to the SBC thing, I think the best place to get information relative to that is they have made a number of announcements about where they stand with the program. They discussed it at CES. So I think the best thing to do is review the SBC things relative to where their schedule is and that. We will let Michael comment on the IPTV set-top business in general.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

Michael, before you do that — this is Wally. You had a third question, and that was specifically associated with whether that $14 million was within our expectations. That relates to the $190 million contract associated with putting up the headends as well as the hubs, and that portion of the deal is on schedule. So that $14 million was right on expectation.

Michael Harney—Scientific-Atlanta—SVP, President, Subscriber Networks Business

I will just make some general comments on the IP set-tops. I think it’s a very exciting thing to be working on. That platform is obviously the advanced CODEC platform. It’s using a lot of new technology, new software solutions, new network solutions. So the engineering team is having a lot of fun.

I think from a business standpoint, we are almost I would say weekly responding to an RFP. What is exciting is it’s not just the obvious suspects here in the United States, but it’s really a worldwide phenomena. I think one of the things we’re looking forward to is the worldwide presence with Cisco — is obviously going to be quite interesting for taking this product to market worldwide.

Obviously, we are just beginning. And this is something everyone is just going to have to watch on a quarter basis or probably even a monthly basis. But we’re very excited about it, and we are putting a lot of investment in it.

Operator

Brian Coyne.

Brian Coyne—Friedman, Billings, Ramsey—Analyst

Friedman, Billings, Ramsey. Thanks for taking my call. I will make it a really easy one tonight. Just first of all, I obviously wanted to add my own good wishes to those everyone has already expressed. It’s definitely going to be a big hole on the earnings calendar with your absence. But I certainly hope to keep bugging you all about DVRs and everything else especially when I have a problem with Cablevision.

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

They are a good customer.

Brian Coyne—Friedman, Billings, Ramsey—Analyst

They are good customers; that is right. Real easy, I just have one quick question. This is a famous one. Could you please give us a sense of the percentage in total for all the boxes — high-def, DVR and DOCSIS combined — all your high-end boxes?

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

If you take the high-def and the 8000 boxes together, they equaled approximately 60% of the total. That’s DVRs. If you include the DOCSIS modem as well and now that I have given you one, you can conclude what the DOCSIS modems were — DOCSIS set-tops are. The total is approximately 75%.

Brian Coyne—Friedman, Billings, Ramsey—Analyst

That’s an oldie but a goodie. Good question. That’s all I am going to end it with. Thank you very much.

Operator

Dennis Sabo.

Dennis Sabo—SunTrust—Analyst

I’m sitting in for Chris Rowen at SunTrust. Could you shed some color on the mix of DVR boxes? It seems recently, it’s moved over to where it’s heavier on the SD side and less on the HD. Can you comment on what is driving that? Thank you.

Wally Haislip—Scientific-Atlanta—SVP, Finance and Operations

I think with regard to SD and HD mix, I think it depends on the mix of the customers in any given quarter. Some customers take only HD, and some take very heavy SD. So I think this quarter, it was really related to a mix of customers more than anything else. We would expect the mix, as I indicated before, as you move into the January through April with a significant amount of HDTVs being sold during the Christmas season, we would expect that HD percent of the total to rise in the coming quarter.

Operator

Nikos Theodosopoulos.

Nikos Theodosopoulos—UBS Warburg—Analyst

I just have more a question of curiosity than anything else, given this will be the last conference call. If over the past 6, 9 months, there were these material non-public information issues. Obviously, the big one was Cisco buying the Company. But it seemed like there were others — more than just one issue in your press releases. In the prior conference call, you talked about multiple non-public material information issues. Now that the Company’s being acquired and this’ll be the last conference call, can you elaborate on what the other issues were that did not allow the Company to buy back stock?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

I think —

Nikos Theodosopoulos—UBS Warburg—Analyst

Was that the only one?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

A couple of things. If you go back early on of course, we were in discussions to resolve the Gemstar situation. So that, early on in the process, it related to the Gemstar. In addition to that, we had the things we have disclosed relative to the SEC and moving toward a settlement on that front. We also had a customer situation, where we had a sizable order that we were discussing and we just felt that we should keep the stock buyback closed because of that. There were numerous other things along the way in addition to our discussions with Cisco.

Nikos Theodosopoulos—UBS Warburg—Analyst

That customer, did that ever get announced? Or is that still being negotiated?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

I don’t think I can comment on that now.

Nikos Theodosopoulos—UBS Warburg—Analyst

See, I knew I would get you back. All right, thanks a lot.

Operator

There appear to be no further questions in queue. Do you have any closing comments you would like to finish with?

Jim McDonald—Scientific-Atlanta—Chairman, President, CEO

I would like to thank everybody for joining us. This is probably going to be our last conference call, and we have all enjoyed the opportunity to work with each and every one of you. If we can be of any assistance in the future, we would be glad to do that. If you have any specific questions to follow up on this, Wally and Tom will be available to be able to answer those questions for you. Once again, thanks for your support over all the years, and I’m sure our paths will cross in the future. So thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful evening. Thank you for your participation.

[Information not included in conference call.]

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, MCP-100 and DPC2223 are trademarks of Scientific-Atlanta, Inc.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements and Risk Factors (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

The Company has chosen to furnish both GAAP and pro forma results this quarter to help investors better understand its operating results. Please note that the pro forma measures are not in accordance with, or alternatives for, generally accepted accounting principles and may be different from pro forma measures used by other companies. The Company believes that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The Company believes that when GAAP net income and GAAP net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of its ongoing operating performance. A reconciliation between net income on a GAAP basis and pro forma net income is furnished in a table on the next page and at www.scientificatlanta.com/investors.

Scientific-Atlanta, Inc.

Q2 FY’06 Consolidated Statement of Earnings (Vs. Last Year and Last Quarter)

GAAP vs. Non-GAAP (Pro Forma) Reconciliation

		Q2 FY’06 Qtr Ended 12/30/05		Q2 FY’05 (Last Year) Qtr Ended 12/31/04		Q1 FY’06 (Last Qtr.) Qtr Ended 9/30/05
(In Millions $, except per share amounts)		GAAP	Pro Forma	GAAP	Pro Forma	GAAP	Pro Forma
Revenue		$495.2	$495.2	$441.7	$441.7	$490.0	$490.0

Gross Margin	(c), (d)	178.9	181.3	163.7	163.7	183.6	185.1
GM %		36.1%	36.6%	37.1%	37.1%	37.5%	37.8%

Research & Development	(d)	40.4	38.6	37.9	37.9	44.3	42.5
Sales, General, and Administrative	(d)	57.6	50.9	47.8	47.8	57.0	50.6
Cisco Acquisition Costs	(a)	6.6	—	—	—	—	—
Restructuring Expense	(b)	0.3	—	—	—	0.9	—

Operating Expense		104.9	89.5	85.7	85.7	102.2	93.1
Operating Expense%		21.2%	18.1%	19.4%	19.4%	20.9%	19.0%

Operating Profit		74.0	91.8	78.0	78.0	81.4	92.0
Operating Profit %		15.0%	18.5%	17.6%	17.6%	16.6%	18.8%

Interest (Income)/Expense		(12.4)	(12.4)	(6.5)	(6.5)	(10.4)	(10.4)

Other (Income)/Expense	(c)	3.0	0.4	1.0	0.4	—	(0.3)

Profit Before Tax		83.4	103.8	83.5	84.1	91.8	102.7

Income Taxes	(e)	30.0	35.8	24.8	25.0	31.1	34.8

Tax Rate		36.0%	34.5%	29.7%	29.7%	33.8%	33.8%

Net Income		$53.4	$68.0	$58.7	$59.1	$60.7	$67.9

EPS		$0.34	$0.44	$0.38	$0.38	$0.39	$0.44

Fully Diluted Shares Outstanding		155.9	155.9	154.5	154.5	154.8	154.8

Note 1:

Scientific-Atlanta provides pro forma net income and pro forma net income per share data as additional information to help investors better understand its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. Scientific-Atlanta believes that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. Scientific-Atlanta believes when net income and net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of Scientific-Atlanta’s ongoing operating performance.

A reconciliation between net income and pro forma net income is as follows:

Net Income			$53.4		$58.7		$60.7

(a) Cisco acquisition related costs			6.6		—		—

(b) Restructuring expense			0.3		—		0.9

(c) Loss on equity securities and miscellaneous items			3.7		0.6		0.3

(d) Stock option expense			9.8		—		9.7

(e) Income tax effect on items above			(5.8)		(0.2)		(3.7)

Pro Forma Net Income			$68.0		$59.1		$67.9

Scientific-Atlanta, Inc.

Q2 FY’06 YTD Consolidated Statement of Earnings (Vs. Last Year)

GAAP vs. Non-GAAP (Pro Forma) Reconciliation

		Q2 FY’06 YTD Six Months Ended 12/30/05		Q2 FY’05 YTD (Last Year) Six Months Ended 12/31/04

(In Millions $, except per share amounts)		GAAP	Pro Forma	GAAP	Pro Forma
Revenue		$985.3	$985.3	$894.3	$894.3

Gross Margin	(c), (d)	362.6	366.4	329.5	329.5
GM %		36.8%	37.2%	36.8%	36.8%

Research & Development	(d)	84.6	81.1	76.2	76.2
Sales, General, and Administrative	(d)	114.7	101.5	96.7	96.7
Cisco Acquisition Costs	(a)	6.6	—	—	—
Restructuring Expense	(b)	1.2	—	—	—

Operating Expense		207.1	182.6	172.9	172.9
Operating Expense%		21.0%	18.5%	19.3%	19.3%

Operating Profit		155.5	183.8	156.6	156.6
Operating Profit %		15.8%	18.7%	17.5%	17.5%

Interest (Inc)/Exp		(22.8)	(22.8)	(12.2)	(12.2)

Other (Inc)/Exp	(c)	3.0	0.2	0.8	0.2

Profit Before Tax		175.3	206.4	168.0	168.6

Income Taxes	(e)	61.1	70.5	53.4	53.6

Tax Rate		34.9%	34.2%	31.8%	31.8%

Net Income		$114.2	$135.9	$114.6	$115.0

EPS		$0.74	$0.87	$0.74	$0.74

Fully Diluted Shares Outstanding		155.3	155.3	155.0	155.0

Note 1:

Scientific-Atlanta provides pro forma net income and pro forma net income per share data as additional information to help investors better understand its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. Scientific-Atlanta believes that this presentation of pro forma results is useful information for management and investors regarding certain additional financial and business trends relating to its financial condition and results of operations. Scientific-Atlanta believes when net income and net income per share are viewed in conjunction with pro forma net income and pro forma net income per share, investors are provided with a more meaningful understanding of Scientific-Atlanta’s ongoing operating performance.

A reconciliation between net income and pro forma net income is as follows:

GAAP Net Income			$114.2		$114.6

(a) Cisco acquisition related costs			6.6		—

(b) Restructuring expense			1.2		—

(c) Loss on equity securities and miscellaneous items			3.8		0.6

(d) Stock option expense			19.5		—

(e) Income tax effect on items above			(9.4)		(0.2)

Pro Forma Net Income			$135.9		$115.0